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                                                                     EXHIBIT 5.2

                   [LETTERHEAD OF REED SMITH SHAW & MCCLAY LLP]

                                 October 6, 1999

Caithness Coso Funding Corp.
1114 Avenue of the Americas
Grace Building, 41st Floor
New York, New York 10036

          Re:  Registration Statement on Form S-4
               for 6.80% Series B Senior Secured
               Notes due 2001 and 9.05% Series B
               Senior Secured Notes due 2009

Ladies and Gentlemen:

          We have acted as counsel to Caithness Coso Funding Corp., a Delaware corporation (the "Company"), Coso Finance Partners, a California general partnership ("CFP"), Coso Energy Developers, a California general partnership ("CED"), and Coso Power Developers, a California general partnership ("CPD," and, together with CFP and CED, the "Guarantors"), in connection with the Company's offer (the "Exchange Offer") to exchange its 6.80% Series B Senior Secured Notes due 2001 for any and all of its outstanding 6.80% Series A Senior Secured Notes due 2001 and its 9.05% Series B Senior Secured Notes due 2009 for any and all of its outstanding 9.05% Series A Senior Secured Notes due 2009.
The Company's outstanding 6.80% Series A Senior Secured Notes due 2001 and 9.05% Series A Senior Secured Notes due 2009 are hereinafter referred to as the "Series A Notes" and the Company's 6.80% Series B Senior Secured Notes due 2001 and 9.05% Series B Senior Secured Notes due 2009 are hereinafter referred to as the "Series B Notes". The Series A Notes were issued, and it is proposed that the Series B Notes will be issued, under an Indenture, dated as of May 28, 1999 (the "Indenture"), among the Company, the Guarantors and U.S. Bank Trust National Association, as Trustee and Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Indenture.

          In connection with this opinion we have examined, among other things:

          1.   The Certificate of Incorporation of the Company;

          2.   The By-Laws of the Company;
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REED SMITH SHAW & MCCLAY LLP

Caithness Coso Funding Corp.           --            October 6, 1999


          3. The Unanimous Written Consent of the Board of Directors of the Company dated May 21, 1999, authorizing the issuance of the Series A Notes and the Series B Notes;

          4. The Unanimous Written Consent of the Shareholders of the Company dated May 21, 1999, authorizing the issuance of the Series A Notes and the Series B Notes; and

          5.   The Indenture.

          In rendering this opinion, we have assumed:

          (1) Each of the Guarantors is a general partnership formed under the laws of the State of California and is validly existing as a general partnership under the laws of the State of California, and has the organizational power and authority to execute, deliver and perform its obligations under the Indenture and its Guarantee; and

          (2) The execution and delivery by each Guarantor of the Indenture and of its Guarantee and the performance of its obligations thereunder have been duly authorized by all necessary organizational action on the part of each Guarantor, and the Guarantee to be endorsed on the Series B Notes by each Guarantor has been duly authorized by all necessary organizational action on the part of each Guarantor.

          Based upon the foregoing and upon examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, we are pleased to advise you that in our opinion (1) the Series B Notes have been duly authorized, and when executed, authenticated and delivered in exchange for the Series A Notes in accordance with the terms of the Indenture and the Exchange Offer, will be duly issued delivered and will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except (x) as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, (y) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a
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REED SMITH SHAW & MCCLAY LLP

Caithness Coso Funding Corp.           --            October 6, 1999


proceeding at law or in equity, and (z) to the extent that a waiver of rights under any usury or stay law may be unenforceable, and (2) the guarantee (the "Guarantee") by each Guarantor of the Company's obligations under the Series B Notes, when the Series B Notes have been executed, authenticated and delivered in exchange for the Series A Notes in accordance with the terms of the Indenture and the Exchange Offer, will be duly issued and delivered and will constitute a valid and binding obligation of such Guarantor, enforceable in accordance with its terms, except (x) as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance of similar laws affecting creditors' rights generally, (y) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity, and (z) to the extent that a waiver of rights under any usury or stay law may be unenforceable.

          In rendering the foregoing opinion, we have not examined the laws of any jurisdiction other than the general corporate laws of the State of Delaware, the laws of the State of New York and the federal laws of the United States of America and the foregoing opinion is limited to such laws.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained in such registration statement under the caption "Legal Matters" on Form S-4 filed by the Company and the Guarantors with the Securities and Exchange Commission relating to the Exchange Offer.


                                 Very truly yours,


                                 /s/ Reed Smith Shaw & McClay LLP
JFC/WFR/HRK